UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): October 21, 2009


                               CEL-SCI CORPORATION
                    ------------------ --------------------
             (Exact name of Registrant as specified in its charter)



          Colorado                    0-11503                 84-0916344
--------------------          -----------------------    ---------------------
(State or other jurisdiction   (Commission File No.)        (IRS Employer
of incorporation)                                         Identification No.)


                         8229 Boone Boulevard, Suite 802
                             Vienna, Virginia 22182
              ---------------------------- -----------------------
          (Address of principal executive offices, including Zip Code)



       Registrant's telephone number, including area code: (703) 506-9460
                                                           --------------


                                       N/A
                        -------------------------- ----
          (Former name or former address if changed since last report)



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Item 2.04   Triggering Events that Accelerate or Increase a Direct Financial
            Obligation or an Obligation under an Off-Balance Sheet Arrangement

     Pursuant to a Securities Purchase Agreement ("SPA") dated August 4, 2006, CEL-SCI sold Series K convertible notes, plus Series K warrants, to a group of private investors for $8,300,000. The notes were subsequently paid in full.

     At the holder's option, the Series K notes were convertible into shares of CEL-SCI's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the conversion price. Initially, the conversion price was $0.86.

     The Series K warrants allow the note holders to purchase shares of CEL-SCI's common stock, initially at a price of $0.95 per share, at any time on or prior to February 4, 2012.

     If CEL-SCI sold any additional shares of common stock, or any securities convertible into common stock, at a price below the then applicable conversion price of the notes or the exercise price of the warrants, the conversion price of the notes and the exercise price of the warrants would be reduced to the price at which the shares were sold or the lowest price at which the securities were convertible, as the case may have been.

     If the warrant exercise price was decreased, the number of shares of common
stock   issuable   upon  the   exercise  of  the  warrant   would  be  increased
proportionately.

     However, the conversion price of the Series K notes, the exercise price of the Series K warrants, and the shares issuable upon the exercise of the warrants would not be adjusted as the result of shares issued in connection with a Permitted Financing, as that term was defined in the SPA. A Permitted Financing included shares of common stock issued or sold in connection with a bona fide licensing agreement, the primary purpose of which was not to raise cash.

     In April 2007, the conversion price of the Series K notes and the exercise price of the Series K warrants was reduced to $0.75 per share as a result of shares sold by CEL-SCI below the original conversion price of the notes and the exercise price of the warrants.

     On March 6, 2009 CEL-SCI entered into a licensing agreement with an unrelated third party. In connection with the licensing agreement, CEL-SCI sold shares of its common stock to the third party for $0.20 per share, a premium to the Company's share price at the time.

     In June 2009 the conversion price of the Series K notes and the exercise price of the Series K warrants were reduced to $0.40 per share as a result of shares sold by CEL-SCI below the conversion price of the notes and the exercise price of the warrants.

     As previously disclosed by CEL-SCI in its public filings, one of the Series K note holders, Iroquois Master Fund, Ltd. ("Iroquois") advised CEL-SCI that the conversion price of the Series K notes, as well as the exercise price of the Series K warrants, should be $0.20 since it did not believe that the sale of CEL-SCI's shares of its common stock on March 6, 2009 was a Permitted Financing.


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

     It is CEL-SCI's position that that the shares sold on March 6, 2009 were sold in connection with a Permitted Financing and did not cause a reduction in the conversion price of the Series K notes or the exercise price of the Series K warrants.

     On October 21, 2009 Iroquois filed suit against CEL-SCI in the United States District Court for the Southern District of New York. In its complaint, alleging, breach of contract, breach of fiduciary duty, conversion, and negligence, Iroquois seeks $30 million in actual damages, $90 million in punitive damages, the issuance of an additional 4,264,681 shares of CEL-SCI's common stock, the issuance of warrants to purchase an additional 6,460,757 shares of CEL-SCI's common stock, and a ruling by the court that the conversion price of the notes and the exercise price of the warrants are both $0.20.

     CEL-SCI believes that Iroquois's claims are without merit and plans to defend the lawsuit, denying all of Iroquois' claims.






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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  October 27, 2009           CEL-SCI CORPORATION



                                  By: /s/ Geert R. Kersten
                                      -----------------------------------------
                                      Geert R. Kersten, Chief Executive Officer